Exhibit 10.4
Cooperative Joint Venture Contract
of
SES (Zaozhuang) New Gas Company Ltd
between
Shandong Hai Hua Coal & Chemical Company Ltd
and
Synthesis Energy Systems Investments, Inc.

This Cooperative Joint Venture Contract (the “Contract”) is executed on 6 July 2006 by and between the following Parties:
Shandong Hai Hua Coal & Chemical Company Ltd (“Hai Hua”); and
Synthesis Energy Systems Investments, Inc. (“SES”)
Preamble
The JV Company seeks, in the spirit of economic cooperation and technological exchange, to rely on the industry and market advantages in Zaozhuang City, Shandong Province and the amiable investment environment and favourable investment policy in Xue Cheng Industrial Development Zone, and to benefit from favorable policies on comprehensive utilization of resources, gangue, and the development of clean coal technologies, all of which are highly encouraged by the Chinese government. The JV Company’s plant will use advanced equipment, technology and management systems to produce synthesis gas and steam in an economical and environemtally friendly manner. The JV Company seeks satisfactory economic returns through quality and price competitiveness.
Chapter I
General Principles
Hai Hua and SES have entered into this Contract in the spirit of equality and mutual benefit through friendly consultations and in accordance with the “Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures”, the “Detailed Rules for the Implementation of the Law of the PRC on Sino-Foreign Cooperative Joint Ventures”, and other Chinese laws and regulations.
This Contract and the Articles of Association shall take effect as of the date of approval by the examination and approval authority.
Chapter II
Parties to the Contract
Article 1 The parties to this Contract (the “Parties” or a “Party”) are:
Shandong Hai Hua Coal & Chemical Company Ltd. a company established and registered under the laws of the People’s Republic of China (the “PRC” or “China”).
Legal Address: No. 68 , Linquan Road, Zaozhuang City, Xue Cheng area industrial zone, Shandong, Post Code: 277000
Legal Representative (Nationality): Ding, Zhongmin (PRC)
Synthesis Energey Systems Investments, Inc. a company established and registered under the laws of Mauritius.
Legal Address: 3rd Floor, Amod Building, 19 Poudriere Street, Port, Louis, Mauritius)
Legal Representative (Nationality): Lorenzo Lamadrid (USA)

Chapter III
Cooperative Joint Venture
Article 2 SES (Zaozhuang) New Gas Company Ltd (the “JV Company”) is a cooperative joint venture company formed by Hai Hua and SES in accordance with the provisions of the “Law of the PRC on Sino-Foreign Cooperative Joint Ventures” and other Applicable Laws.
Article 3 The name of the JV Company shall be in Chinese and SES (Zaozhuang) New Gas Company Ltd in English.
The legal address of the JV Company shall be at Shandong Province, Zaozhuang City, Xue Cheng Development Zone, Post Code: 277000.
Article 4 All activities of the JV Company shall be in compliance with Applicable Laws.
Article 5 The JV Company shall adopt the organizational form of a limited liability company with independent legal person status, carry out independent business accounting and enjoy benefits or assume losses on its own. The Parties hereto shall distribute profits in accordance with the terms set forth herein and shall bear risks and losses to the limit of their respective contributions to the registered capital of the JV Company.
Chapter IV
Purpose, Business Scope and Scale
Article 6 The aims of the Parties to the JV Company are: to adapt to the industrial development of Shandong Province; to meet the requirements for increasing synthesis gas production efficiency; to employ comprehensive utilization to make use of waste coal available from Hai Hua; to reduce atmospheric pollution; and, based on the principles of strengthening economic cooperation and mutual benefit, to introduce foreign capital, advanced foreign production equipment and management methods in building a coal gasification plant in order to improve economic results and enable the Parties to obtain satisfactory economic benefits.
The JV Company seeks, in the spirit of economic cooperation, to rely on the industry and market advantages in Zaozhuang City, Shandong Province and the amiable investment environment and favourable investment policy in Xue Cheng District, and to benefit from the regulations to utilize resources, waste coal and gangue, and the development of a gasification production facility. The JV Company’s plant will use advanced equipment, technology and management systems to produce synthesis gas and steam in an economical and environemtally friendly manner, which will be used by Hai Hua and later other customers, as well as flyash which will be sold to to industries in and around Zaozhuang City. The plant will be located on Hai Hua’s property or in the Xue Cheng Economic Development Zone near Hai Hua.
Article 7 The business scope of the JV Company is: to develop, construct, own, operate and manage a gasification production plant; and to produce and sell synthesis gas and steam and the plant’s by-products including fly ash, sulphur, hydrogen and argon (the “Project”).
Article 8 The JV Company is to own a gasification production plant (hereinafter referred to as the “Plant”). The Plant will include the following basic equipment: fuel unloading and bulk storage; fuel preparation equipment, circulating fluidized bed gasifiers, downstream particulate separation and ash handling; syngas heat recovery equipment; particulate removal equipment including a multi-chamber dust removal system; carbon dioxide removal equipment; syngas compression equipment, acid gas removal system, sulphur recovery equipment, air separation unit, integrated control system to monitor and control the plant equipment along with providing operations optimization; maintenance and operations support facility; backup fuel storage and handling – including a bulk fuel tank: and other necessary equipment. The initial scale of the plant is shall be approximately 28,000 Ncum/hour of gross synthesis gas output.
Chapter V
Total Investment, Registered Capital and Form of Investment
Article 9 The total investment in the JV Company shall be USD 18,000,000 (approximately RMB 150,000,000).
Article 10 The registered capital of the JV Company shall be USD 6,300,000 (35% of the total investment).
(1)	SES shall contribute US$6,300,000 in cash as its registered capital contribution to the JV Company for a 95% Ownership Share in the JV Company; and

(2)	Hai Hua shall contribute 50-years of unencumbered and mortgage-free land use rights for 50 mu of land within Hai Hua’s plant site, as well as coal storage facilities, and allow the JV Company to share certain services with Hai Hua, as its registered capital contribution to the JV Company for a 5% Ownership Share in the JV Company. If SES decides to build the Plant outside of Hai Hua’s site, Hai Hua shall assist the JV Company to obtain 100 mu of land, with 50 years of land use rights, which the government has agreed to provide free of charge in the Xue Cheng Economic Development Zone. In such case the JV Company shall be responsible for all costs in connection with such land acquisition and transfer and Hai Hua shall be responsible for investing in and building syngas, coke oven gas and steam pipelines from Hai Hua’s plant to the Plant’s fence line. Hai Hua shall also provide suitable office space on Hai Hua’s site for the JV Company’s project preparation office, and shall provide a warehouse (currently occupied by a water glass work shop) for coal storage facilities.
Article 11 SES’s registered capital will be contributed in separate instalments. A first instalment of 15% of the registered capital will be made by SES within ninety (90) days of the date of issuance of the business licence of the JV Company. Further instalments will be contributed within two years of the date of issuance of the business license of the JV Company, as required by the Plant’s construction schedule. If the JV Company decides to build the Plant inside Hai Hua’s fence, Hai Hua shall contribute the Plant’s land use rights within 30 days of the receipt by the JV Company of the business license of the JV Company. The land use rights shall be registered under the name of the JV Company, and all costs in connection with such contributions and transfers shall be borne by the party responsible in accordance with the relevant laws.
Article 12 The JV Company shall appoint an internationally recognised accounting firm registered in China to verify each Party’s registered capital contributions and issue verification reports with respect to such contributions.
Article 13 Unless otherwise agreed by both Parties and approval is obtained from the Relevant State Agencies, the JV Company shall not reduce its registered capital during the Term.

Article 14	(1)	Where a Party makes any transfer of all or a portion of its Ownership Share, it shall obtain the prior approval of the Board of Directors and such transfer shall take effect only after approval has been given by the original examination and approval authority.

(2)	Subject to Article 14(1), if either Party (the “Transferring Party”) proposes to transfer all or a portion of its Ownership Share to a third party, the other Party (the “Other Party”) shall have the right of first refusal in purchasing such Ownership Share at the same terms and conditions as offered by the Transferring Party to that third party. The Transferring Party shall provide a written notice to the Other Party, specifying the terms and conditions to the proposed transfer of such Ownership Share. If the Other Party fails to exercise its right of first refusal with respect to such Ownership Share within fifteen (15) days of receipt of the written notice, then, the Transferring Party may opt to sell such Ownership Share to any third party under the same terms and conditions; provided that if such transfer has not occurred within sixty (60) days of the receipt by the Other Party of the Transferring Party’s notice, such notice shall be deemed ineffective.

(3)	If either Party transfers all or a portion of its Ownership Share pursuant to the terms of this Contract, the transferee of such Ownership Share shall agree to perform its obligations and responsibilities hereunder with respect to such Ownership Share. In addition, such transferee shall be able to enjoy its rights hereunder with respect to such Ownership Share.

(4)	Each Party herby consents to any future transfer by the other Party of all or a portion of its Ownership Share to an Affiliate of such Party.
Article 15 Subject to the approval by the original examination and approval authority, any increase or decrease in the registered capital of the JV Company shall require the unanimous approval of the Board of Directors, and formalities for the alteration of registration with the original registration office shall be undertaken.
Article 16 The difference between the total investment in the Project and the registered capital of the JV Company shall be financed by way of SES shareholder loans or bank loans.
Chapter VI
Responsibilities of the Parties
Article 17 The Parties shall be respectively responsible for the following matters:
Responsibilities of Hai Hua:
(1)	Providing its registered capital contribution to the JV Company in accordance with the stipulations of this Contract;

(2)	Assisting the JV Company to obtain all necessary approvals and permits from the Relevant State Agencies to bring about the effectiveness of this Contract, the Articles of Association and Other Project Documents of the JV Company and to enable the Parties and the JV Company to perform the responsibilities under all the above documents;

(3)	Assisting the JV Company to obtain its Business License from the State Administration for Industry and Commerce or from the institutions authorized thereby;

(4)	Assisting the JV Company to obtain all necessary consents, approvals or licenses;

(5)	Assisting the JV Company to apply for and obtain tax preference or exemption, value added tax rebates for gange projects, and other preferential policies or tax treatment for investment which the JV Company is entitled to pursuant to Chinese national, provincial or local laws, regulations and policies;

(6)	Assisting the JV Company to apply for in a timely manner and obtain all documents required for the contractor under the construction contract to start and complete construction of the Plant;

(7)	Assisting the JV Company to undergo all formalities for the import of necessary machines and equipment, raw materials and goods, and helping the JV Company to arrange for domestic transportation;

(8)	Performing its obligations under this Contract and Other Project Documents; and

(9)	Handling other matters entrusted to it by the JV Company.
Responsibilities of SES:
(1)	Providing its registered capital contribution to the JV Company in accordance with the stipulations of this Contract;

(2)	Performing its obligations under this Contract and Other Project Documents;

(3)	Assisting the JV Company to obtain all necessary approvals and permits from the Relevant State Agencies to bring about the effectiveness of this Contract, the Articles of Association and Other Project Documents of the JV Company and to enable the Parties and the JV Company to perform the responsibilities under all the above documents;

(4)	Assisting the JV Company to obtain its Business License from the State Administration for Industry and Commerce or from the institutions authorized thereby;

(5)	Assisting the JV Company to obtain all necessary consents, approvals or licenses to enable the JV Company to obtain sufficient foreign exchange required for performing all its foreign exchange obligations, and for purchasing foreign exchange and remitting it abroad;

(6)	Assisting the JV Company to raise financings, and in particular, to liaise with international banks, to structure the relevant financing plan and to review the relevant financing documentation;

(7)	Assisting the JV Company to apply for and obtain tax preference or exemption, VAT rebates for gange project, and other preferential treatment for investment which the JV Company is entitled to pursuant to Chinese national or local laws, regulations and policies;

(8)	Assisting the JV Company to undergo all formalities for the import of necessary machines and equipment, raw materials and goods, and helping the JV Company to arrange for domestic transportation;

(9)	Assisting the JV Company with the design and construction of the Plant and with procurement of equipment for the Plant: and

(10)	Handling other matters entrusted to it by the JV Company.
Chapter VII
Commodity Purchase
Article 18 The Plant, upon Commercial Operation, shall supply synthesis gas and steam to Hai Hua and Hai Hua shall be required to pay a fee for such synthesis gas and steam in accordance with the Tolling Contract. In addition, the JV Company shall seek to sell synthesis gas, steam, hydrogen or other products to third parties. After the Commercial Operation Date of the Plant, if the JV Company invests capital to expand the Plant’s synthesis gas output, such additional synthesis gas shall not be sold to third parties at a price lower than the synthesis gas price outlined in the Tolling Contact, assuming such synthesis gas is of the same quality and the contract terms are similar.
Article 19 All payments under the Tolling Contract shall be made to the JV Company in RMB.
Article 20 The plant’s fly ash, elemental sulphur and argon shall be sold in the open market or pursuant to long-term off take agreements.
Chapter VIII
Board of Directors
Article 21 The date of issuance of the Business License of the JV Company shall be the date of formation of the new board of directors (“Board of Directors”) of the JV Company.
Article 22 The Board of Directors shall be composed of six (6) directors. From the date of issuance of the Business License of the JV Company until 20 years after the Commercial Operation Date of the Plant, five (5) directors shall be appointed by SES, and one (1) by Hai Hua. From 20 years after the Commercial Operation Date of the Plant until the end of the Term, three (3) directors shall be appointed by SES, and three (3) by Hai Hua. The position of the Chairman shall be appointed by SES, and the Vice Chairman shall be appointed by Hai Hua. The term of the Chairman, the Vice Chairman and each director of the Board of Directors shall be three (3) years.
Article 23 The term of each director of the Board of Directors shall commence on the date of issuance of the Business License of the JV Company. In case of any vacancy in the Board of Directors due to the retirement, resignation, sickness, disability or death of any director, or the removal of any director by the appointing Party, the Party which made the original appointment shall appoint a replacement for the remaining term of office of such director.

Article 24	(1)	The Board of Directors shall be the highest authority of the JV Company. The Board of Directors shall decide all the major matters of the JV Company, and conduct overall supervision on the business activities of the JV Company.
(2)	Decisions on the following matters shall be made only with the unanimous approval of each director attending in person or by proxy a duly convened Board of Directors meeting:
(a)	any increase or decrease in the registered capital of the JV Company or the total investment made by the JV Company;

(b)	the change of form of organization of the JV Company through merger, division or consolidation with another economic entity;

(c)	the termination, early termination, liquidation or dissolution of the JV Company, except in the case of termination contemplated under Article 56 of this Contract in which case no unanimous approval is required; and

(d)	Any mortgage of any assets of the JV Company, and the Parties hereby agree that they shall cause their respective representatives on the Board of Directors to allow the mortgage of the JV Company’s assets or cash flows for the purposes of securing debt financing for the JV Company.
(3)	In the event that the Board of Directors fails to reach an agreement due to any reason on a matter requiring unanimous approval of all the directors, Hai Hua and SES shall conduct friendly consultation and make all reasonable efforts in order to reach a unanimous decision on the relevant matter.

(4)	All matters except those set forth in Article 24(2) shall be decided by a simple majority of the directors attending in person or by proxy a Board of Directors meeting.

(5)	The Chairman of the Board of Directors shall be the legal representative of the JV Company. In the event that the Chairman is unable to perform his duties, the Vice Chairman or any other director shall be authorized by the Chairman to temporarily act on his behalf.

(6)	The Board of Directors shall hold a meeting at least twice a year, to be called and presided over by the Chairman. A special Board of Directors meeting shall be called by the Chairman at the request of at least three directors. Minutes of each Board of Directors meeting shall be kept on file. Notices of such Board of Directors meetings shall be provided in writing at least 15 days prior to the date of such meeting. If proper notice is given and a Party does not send enough directors to constitute a quorum as outlined in paragraph (7) below, then the Chairman may provide a second notice of such meeting in writing at least five (5) days prior to the date of such meeting.

(7)	From the date of issuance of the Business License of the JV Company until 20 years after the Commercial Operation Date of the Plant, the quorum for a Board of Directors meeting shall be three (3) SES appointed directors and one (1) Hai Hua appointed director. From 20 years after the Commercial Operation Date of the Plant until the end of the Term, the quorum for a Board of Directors meeting shall be two (2) SES appointed directors and two (2) Hai Hua appointed directors. If proper notice of a Board of Directors meetings is given and a quorum can not be formed because a Party’s director(s) do not attend, then a second notice of such meeting may be given pursuant to paragraph (6) above and a quorum shall be deemed to exist even if such Party again fails to send the requisite number of directors to form a quorum.
Article 25 The meeting of the Board of Directors shall be held in principle at the location of the JV Company.
Chapter IX
Operation and Management Office

Article 26 The JV Company shall establish an operation and management office, to be responsible for daily operation and management. The operation and management office shall have one General Manager whose terms shall be three (3) years. From the date of issuance of the Business License of the JV Company until 20 years after the Commercial Operation Date of the Plant, the General Manager shall be nominated by SES. From 20 years after the Commercial Operation Date of the Plant until the end of the Term the General Manager shall be nominated by Hai Hua. The General Manager shall be appointed or removed by the Board of Directors. A director may hold concurrently the position of General Manager and that of another senior officer.
Article 27 The Board of Directors shall approve the organizational structure plan formulated on the basis of the actual production and operation of the JV Company. The JV Company shall have one Chief Accountant whose term shall be three (3) years. The Chief Accountant shall be nominated by the General Manager. From the date of issuance of the Business License of the JV Company until 20 years after the Commercial Operation Date of the Plant, The Vice-Chief Accountant shall be nominated by Hai Hua. From 20 years after the Commercial Operation Date of the Plant until the end of the Term the Vice-Chief Accountant shall be nominated by SES. The JV Company shall have one Chief Engineer, to be nominated by the General Manager. Both Parties shall have the right to recommend other management and finance personnel deemed appropriate at their own discretion. The above personnel shall be appointed by the Board of Directors.
Article 28 The JV Company shall adopt the structure of General Manager responsibility under the leadership of the Board of Directors. The General Manager shall, in accordance with Board of Directors resolutions, supervise the daily business in connection with the production, operation and business development of the JV Company. The General Manager shall maintain contact with the Board of Directors, and submit to the Board of Directors at the Board of Directors’ request reports on any material changes affecting the business operation or business prospects of the JV Company. The Deputy General Manager, the Chief Accountant and the Chief Engineer shall assist the General Manager in his work.
Article 29 The Parties hereby acknowledge and agree that the Parties and the officers and employees of the JV Company will observe in a strict manner all Applicable Laws including all anti-corruption regulations, and have not made and will not make directly or indirectly, any payment or present any valuable gifts to any government officials for the purpose of obtaining or retaining business. A Party in violation of the foregoing provision shall indemnify and hold harmless the non-breaching Party from any claim, losses or liability arising from such breaching activities.
Article 30 In the event that the Chairman, Vice Chairman, any director, the General Manager or any other employee is found (i) to be engaged in any business activities other than those of the JV Company, which compete with the JV Company; (ii) to intentionally harm the interest of the JV Company; and such act causes damages to the JV Company; or (iii) to profiteer or be in serious breach of his duties, the JV Company shall have the right to dismiss such person from his position, and demand compensation therefrom for such economic losses.
Article 31 The JV Company may, with the approval of the Board of Directors, enter into an agreement with a third party for operations and maintenance services for the Plant.
Chapter X
Purchase of Equipment
Article 32 The Parties intend that the JV Company will import a portion of its equipment, and all such imported equipment shall be imported free from customs duties and VAT. A list of the equipment initially planned for import is attached as Exhibit III, which list may be amended from time to time to meet the business needs of the JV Company. Hai Hua shall assist the JV Company in securing such VAT and duty free import benefits, while SES will assist the JV Company with the procurement of such overseas equipment.
Chapter XI
Preparation and Construction
Article 33 During the preparation and construction period of the JV Company, a preparation and construction office shall be established under the Board of Directors. The JV Company shall entrust SES to organize and manage the preparation and construction office.
Article 34 It is the responsibility of the preparation and construction office to review and examine the engineering design, assess the construction contracts for the Project, organize the procurement, inspection and acceptance of the relevant equipment and materials, formulate the construction milestone schedule, prepare the capital investment plan, control the finances for the engineering works, make construction payments upon final settlement, formulate the relevant administrative measures, and maintain and file documents, drawings and materials during the construction period.
Article 35 The JV Company shall entrust SES to form a technical group, which, under the leadership of the preparation and construction office, shall be responsible for the review, supervision and inspection and acceptance of the design, construction quality, imported equipment and materials of the Project. Notwithstanding the provisions in this Chapter XI, neither the preparation and construction office established under Article 33 nor the technical group established under this Article 35 nor SES shall have the power to grant acceptance of any performance and reliability test of the Plant. Only the JV Company shall have such power.
Article 36 The preparation and construction office shall be dissolved pursuant to the approval of the Board of Directors, after the completion of the construction of the Plant and the ancillary distribution engineering works and the completion of the taking over procedures.
Article 37 If the Plant is built on land adjacent to Hai Hua:
(1)	Hai Hua agrees to form a construction and operations cooperation committee to assist and cooperate with the JV Company on all matters that relate to construction coordination; and

(2)	Hai Hua herby grants the JV Company certain rights of way to use any of Hai Hua’s roads or passage ways for access to and from the Plant site for construction of the Plant, and for the on-going operation of the Plant including the delivery of all materials necessary to build the Plant and carry on the JV Company’s business, and for sale of the JV Company’s products, and to move coal, other fuels or spare parts.
Chapter XII
Labor Management
Article 38 The employees of the JV Company shall have the right to establish a labor union organization and carry out labor union activities in accordance with the provisions of the “Labor Union Law of the People’s Republic of China”. The JV Company shall set aside and use labor union funds in accordance with Applicable Laws.
Article 39 Matters regarding recruitment, employment, dismissal, wage, labor insurance and labor protection, and welfare benefits, as well as awards and disciplinary actions, shall be proposed by the

General Manager and approved by the Board of Directors with reference to the relevant PRC labour laws and regulations, and shall be set forth in the collective or individual labor contracts between the JV Company and the labor union of the JV Company or individual employees of the JV Company. All such labor contracts shall be filed by the JV Company at the Relevant State Agencies for labor administration.
Article 40 Matters of remuneration, social insurance, welfare and the standards for business travel expenses for the management of the JV Company shall be determined at the meeting of the Board of Directors in accordance with Applicable Laws.
Chapter XIII
Profit Distribution; Risks and Losses
Article 41 Unless otherwise provided herein, during the Term, the Parties shall share the profits of the JV Company strictly according to the provisions set forth in Article 42 and Article 43, and bear the risks and losses of the JV Company in proportion to their respective capital contributions to the JV Company.
Article 42 Subject to the approval by the Relevant State Agencies and the provisions in this Article 42 and Article 43, the JV Company shall distribute to the Parties Distributable Profits every half year during any calendar year as follows:
From the date of execution of this Contract until 20 years after the Commercial Operation Date of the Plant:
To SES: 95%
To Hai Hua: 5%

AND

From 20 years after the Commercial Operation Date of the Plant until the end of the Term:
To SES: 10%
To Hai Hua: 90%
Any Distributable Profits shall be distributed to the Parties within thirty (30) days of a Board of Directors resolution authorising the distribution of such Distributable Profits to the Parties.
The Parties agree that SES may recover in advance all of its contribution to the registered capital of the JV Company through depreciation of Fixed Assets and amortisation of Deferred Assets, Intangible Assets and Pre-operating Expenses of the JV Company.
Article 43 Any losses of the JV Company from previous years shall be recovered from the profits of the JV Company in the current year before making any distribution to the Parties. If the amount of profits is insufficient to recover such losses, the Reserve Fund shall be utilized for such recovery.

Chapter XIV
Taxation, Financial Accounting, Audit,
Bank Account and Foreign Exchanges
Article 44 The JV Company shall pay all applicable taxes in accordance with Applicable Laws.
Article 45 The staff and workers of the JV Company shall pay their individual income tax in accordance with the provisions of the “Individual Income Law of the People’s Republic of China”.
Article 46 The JV Company shall allocate funds to the Three Funds in accordance with the provisions of the “Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures”. The annual allocation of funds to the Three Funds shall be determined by the Board of Directors.
The Reserve Fund may be used for the reduction of any losses and for making up any shortage of the Enterprise Expansion Fund of the JV Company; the Employee Welfare and Bonus Fund may be used for the payment of bonuses and the collective welfare of the staff and workers; the Enterprise Expansion Fund of the JV Company may be used for the expansion, improvement and maintenance of the production facilities of the JV Company.
Article 47 The first fiscal year of the JV Company shall commence on the date of the issuance of the JV Company’s business licence and end on December 31 of the same year. Afterwards, the fiscal year shall begin on January 1 and end on December 31 of each year. All financial statements, reports and accounting books shall be written in Chinese and English. Any Party shall be entitled to examine (on its own or through an agent) the accounting books and other financial records of the JV Company during normal office hours, and, if necessary, to make copies thereof. The expenses of such examination shall be borne by such Party. Such examination shall not interfere with the normal operation of the JV Company. The JV Company shall draft a report each quarter, which shall be submitted to the Parties. The contents of such report shall include the total synthesis gas, steam and fly ash output generated by the Plant, the revenues and expenditures of the JV Company and the situation regarding spare capacity and the efficiency of the Plant, in the previous quarter.
Article 48 The Board of Directors of the JV Company shall engage an internationally recognised accounting firm registered in China to act as its independent auditor, who shall carry out its duties in accordance with Applicable Laws and international accounting standards (insofar as they are consistent with Applicable Laws). Such accounting firm shall conduct annual examinations and audits of financial statements of the JV Company and issue relevant certificates and reports. In addition, such accounting firm shall assist in the formulation of the JV Company’s annual financial statements and shall jointly examine, verify and sign-off on such annual financial statements, and any other relevant documents, certificates, reports and statements.
Within two (2) months of the commencement of each half of a fiscal year, the General Manager shall organize and produce a balance sheet, a profit and loss statement for the previous half fiscal year and a proposal for profit distribution, which shall be submitted to the Board of Directors for examination and approval.
Article 49 The JV Company shall use RMB as its standard accounting currency. The JV Company shall open USD and RMB accounts. All matters of the JV Company concerning foreign exchange shall be conducted in accordance with the relevant stipulations of the “Regulations on Foreign Exchange Control of the People’s Republic of China”. All foreign exchange obtained by the JV Company through conversion of its RMB revenue shall be directly deposited into the JV Company’s USD account. All foreign exchange expenditures of the JV Company as well as the return on investment and profits payable by the JV Company to SES shall be drawn from such USD account. The JV Company shall take all measures permitted by Applicable Laws to balance the requirements of its foreign exchange.
Subject to receiving all necessary PRC government approvals, Fixed Assets (including, but not limited to all buildings, machinery and equipment of the Plant) shall be depreciated and Intangible Assets (including, but not limited to land use rights and know-how) shall be amortised on a straight-line basis over twelve (12) years, with no residual value. In addition, Deferred Assets and Pre-operating Expenses shall be amortized in accordance with Applicable Laws. The depreciation and amortisation term shall commence on the Commercial Operation Date of the Plant.
Chapter XV
Construction, Operation, Management
and Supply of Fuel of the Plant
Article 50 The JV Company may employ a third party construction contractor to construct the Plant.
The Board of Directors shall be entitled to appoint an independent supervising engineer to oversee the performance of the relevant contractors and sub-contractors under the construction contract. In addition, SES shall be entitled to appoint a site representative engineer, whose responsibilities shall include the monitoring of construction, staff training and health and safety matters and witnessing of commissioning and relevant testing of the Plant.
Article 51 In accordance with the provisions of the Tolling Contract, the JV Company shall sell the synthesis gas and steam generated by it to Hai Hua, and Hai Hua shall purchase synthesis gas and steam from the JV Company. The synthesis gas and steam price shall be determined in accordance with the provisions of the Tolling Contract. The JV Company shall also sell ash on the open market or pursuant to a long-term off take agreement.
Article 52 The JV Company may enter into a long-term operations and maintenance agreement with a third party.
Chapter XVI
Term, Termination and Liquidation
Article 53 The term of the JV Company (the “Term”) shall commence from the issuance of the business license and end fifty (50) years after the “Commercial Operation Date” as defined in the Tolling Contract. Subject to complying with Applicable Laws, upon the recommendation of the Board, the Parties may apply, at least six (6) months prior to the expiry of the Term, to the original examination and approval authority for an extension of the Term.
Article 54 This Contract shall lapse at the expiry of the Term, unless it is terminated earlier in accordance with the provisions of Article 56.

Article 55	(1)	At the expiry of the Term, the liquidation of assets of the JV Company shall be conducted in accordance with Applicable Laws and the Articles of Association. Upon payment of wages owed to staff and workers, labor insurance premiums, PRC taxes and other liabilities of the JV Company, the ownership in the Fixed Assets of the JV Company shall, subject to Article 55(2), belong to Hai Hua without compensation paid to SES, and the remaining assets of the JV Company shall be distributed pro rata to each Party according to such Party’s Ownership Share.

	(2)	If SES is unable to recover by the end of the Term the total of (a) its original USD registered capital contribution (through depreciation and amortisation in accordance with Article 42), (b) all shareholder’s loans then owing to SES, and (c) an amount representing the interest calculated on the basis of an interest rate of 12% per annum (compounded annually) on SES’s original USD contribution to the registered capital of the JV Company for the duration of the Term, the Term may be extended for a period not exceeding five (5) years on the written agreement of the Parties. If the Parties cannot agree to an extension of the Term, Hai Hua may, at its option, pay SES an amount equal to the difference between (i) the sum of the above items (a), (b) and (c) and (ii) the amount actually paid to SES by the JV Company in the form of distribution of depreciation and amortisation of the JV Company’s assets and Distributable Profits by the end of the Term. If Hai Hua decides not to make such a payment, then the Fixed Assets of the JV Company shall not automatically vest in Hai Hua at the expiry of the Term but shall instead be liquidated in accordance with Applicable Laws and the Articles of Association. Any remaining assets of the JV Company, after the discharge of the JV Company’s liabilities, shall be distributed to SES and Hai Hua in accordance with the ratio of each Parties’ Ownership Share.

Article 56		Under any of the following circumstances, any Party shall be entitled to issue a written notice prior to the expiration of the Term to the other Party, which expresses its intention to terminate this Contract:

	(1)	if the JV Company goes bankrupt, becomes the subject of liquidation and dissolution procedures, ceases business operation or becomes insolvent;

	(2)	if the Tolling Contract is terminated (including a termination as a result of Force Majeure), or if the other Party fails to perform any material duties and obligations under this Contract or the Tolling Contract, but only the non-breaching Party may terminate this Contract and the breaching Party shall not have termination rights under this Article 56 (2). If a Party issues a written notice pursuant to this Article 56 (2) requesting an early termination hereof, the Parties shall commence consultation within thirty (30) days of issuance of such notice, and shall try their best to resolve the matters resulting in such notice. If the relevant matters are not resolved in a form satisfactory to the Parties within a further period of thirty (30) days, the Party issuing the notice may issue to the other Party a second written notice (“Notice of Termination”) notifying the other Party of the immediate termination of this Contract and dissolution of the JV Company.

Article 57	(1)	If this Contract is terminated in advance pursuant to Article 56(1), the JV Company shall use its assets to settle its liabilities. After clearing its debts, all other remaining assets shall be liquidated in accordance with Applicable Laws and the Articles of Association. However, account shall be given to funds that have already been distributed to the Parties by the JV Company.

	(2)	If this Contract is terminated in advance pursuant to Article 56(2) for reasons due to a material default by either party, then the breaching Party shall be liable to the non-breaching Party for all damages and lost profits in accordance with relevant PRC law.

Chapter XVII
Change in Law
Article 58 If the economic benefits to a Party under this Contract are adversely affected after the date of execution of this Contract as a result of either a change in Applicable Laws or the adoption of any new Applicable Laws, the Parties shall consult promptly with each other and amend this Contract and Other Project Documents as are required so as to put that Party back to the position had the relevant change or adoption not occurred. Notwithstanding the above provision, the Parties are not required to so amend if to do so would materially prejudice the interests of the other Party.
Chapter XVIII
Liabilities for Breach of Contract
Article 59 If default by either Party makes this Contract and its Exhibits incapable of being performed in part or in full, the defaulting Party shall bear the full liability for the breach of the Contract.
Chapter XIX
Force Majeure
Article 60 In the event that the performance of this Contract is directly affected or that the Contract cannot be performed in accordance with the agreed-upon terms and conditions due to a Force Majeure event (which shall be limited to war, earthquake, lightning, flood and tornado and other natural disasters which are unforeseeable and the happening and consequences of which could not have been prevented or avoided), the Party affected by the above Force Majeure events shall do its utmost to reduce the damages to the lowest extent, notify the other Party of the situation resulting from such events, and provide a detailed report on the Force Majeure event together with a valid document evidencing the reasons for which this Contract cannot be performed fully or partially or why performance must be delayed within fifteen (15) days of the occurrence of such Force Majeure event. Such documents shall be issued by the notary public organization or the Relevant State Agencies at the location in which such Force Majeure event occurred. The Parties shall hold discussions and consultations regarding the extent to which the Parties’ ability to carry out this Contract has been affected by such Force Majeure event, to decide whether this Contract shall be terminated, whether the affected Party shall be fully or partially exempted from the responsibility to perform this Contract or whether the affected Party shall be given an extension of the Term.
Chapter XX
Applicable Laws

Article 61	(1)	The execution, effectiveness, performance of this Contract and the settlement of disputes shall be governed by PRC law; and

	(2)	The JV Company and the Parties shall try their best to obtain favorable tax treatment, preferential investment treatment and other preferential interests and benefits promulgated after the execution of this Contract in addition to those stipulated by this Contract.

Chapter XXI
Settlement of Disputes
Article 62 Any dispute arising from the performance of or in connection with this Contract shall be governed by the laws of PRC, and shall be settled through friendly consultation by the Parties. If the dispute cannot be resolved within three (3) months after written notice confirming the existence of a dispute has been submitted by either Party to the other Party, the dispute shall be referred to arbitration by the Party submitting such notice to CIETAC as outlined below, in accordance with the Arbitration Rules of CIETAC (the “Arbitration Rules”).
Article 63 Any dispute, difference or claim (in each such case, of whatsoever nature) arising out of, in connection with or relating to (in each such case, in any manner whatsoever) this Contract (each a “Dispute”) shall be referred to CIETAC and shall be determined by arbitration in accordance with the provisions of this Article 63:
(1)	any arbitration shall be conducted in accordance with the CIETAC Arbitration Rules and the provisions of this Article 63;

(2)	Either Party may refer a dispute to CIETAC for arbitration regardless of whether or not it has exercised its termination rights under Article 56 above.

(3)	the arbitration tribunal shall consist of three arbitrators, one appointed by SES, one by Hai Hua and the third arbitrator (the “Presiding Arbitrator”) appointed by agreement between the Parties, or, if the Parties cannot agree, by the Chairman of CIETAC;

(4)	no arbitrator may be (i) a national of the PRC or of the United States of America or (ii) a permanent resident of the Hong Kong Special Administrative Region or Macau Special Administrative Region or Taiwan Province, and if either of the Parties fails to appoint an arbitrator within the time specified in Article 16 of the CIETAC Arbitration Rules, the Chairman of CIETAC shall make such appointment taking into consideration the criteria set out in this Article 63;

(5)	the Presiding Arbitrator (and any successor or replacement appointed in place of any Presiding Arbitrator initially appointed) shall be a national of one of the following countries:

(1)	Australia	(5)	Sweden

(2)	Belgium	(6)	Switzerland

(3)	The Philippines	(7)	India

(4)	The Netherlands	(8)	New Zealand

and, the Chairman of CIETAC shall make the appointment of the Presiding Arbitrator taking into consideration the criteria set out in this Article 63;
(6)	the place of arbitration shall be Shanghai and the arbitration shall be conducted in the English and Chinese languages;

(7)	the Parties undertake:

(a)	to comply strictly with the time limits specified in the CIETAC Arbitration Rules for the taking of any step or the performance of any act in or in connection with any arbitration; and

(b)	to comply with and to carry out, in full and without delay, any procedural orders (including, without limitation, any interim measures of protection ordered) or any award (interim or final) made by the arbitral tribunal;
(8)	Each of the Parties irrevocably:
(a)	agrees that any arbitral award shall be final and binding;

(b)	undertakes that it will execute and perform the arbitral award fully and without delay;

(c)	waives any right which it may have to contest the validity of the arbitration agreement set forth in this Contract or the jurisdiction of CIETAC to hear and to determine any arbitration begun pursuant to this Article 63;

(d)	the costs of the arbitration, the arbitration fees and the liability for other expenses shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal;

(e)	the provisions of Chapter III of the CIETAC Arbitration Rules (concerning summary procedure) are excluded to the maximum extent permissible.
(9)	During any dispute, both Parties shall continue to comply with their obligations under this Contract.
Article 64 During the period when arbitration is conducted in accordance with Article 63, except for the matters being arbitrated, all aspects of this Contract shall remain fully effective. Except for the relevant obligations in dispute, the Parties shall continue to exercise their respective rights under this Contract, and continue to perform their respective obligations.
Chapter XXII
Language
Article 65 This Contract and its Exhibits shall be written in Chinese and English and both versions have equal legal effect. This Contract shall be executed in five (5) counterparts: one (1) counterpart for each Party, one (1) for the original examination and approval authority, one (1) for the relevant Administrative Departments of Industry and Commerce, and one (1) for the JV Company for filing.
Chapter XXIII
Effectiveness and Confidentiality of Contract and Miscellaneous
Article 66 This Contract shall be executed by the legal representatives of the Parties (or representatives authorised by the Parties) and reported to the COFTEC for approval. The Contract shall enter into force as of the approval date.
Article 67 During the term of effectiveness of this Contract:
(1)	upon reasonable request, the Parties shall provide to each other and to the JV Company confidential information necessary for the performance of this Contract;

(2)	the Parties agree that all confidential information (regardless of whether such information is in writing or otherwise) provided (directly or indirectly) by the Parties to each other and to the JV Company must be kept confidential, information required to be disclosed by this Contract or information disclosed in accordance with the provisions of the laws excepted;

(3)	the Parties are hereby authorised to disclose any confidential information obtained from each other to their respective Affiliates and professional advisers so long as such Affiliates or advisors are also bound by the same confidentiality provisions hereunder.

(4)	“confidential information” as referred to in Article 67 of this Contract shall include all information and data disclosed (regardless of whether such information is in writing or otherwise, or whether provided directly or indirectly) by the Parties or their Affiliates to the other Party or its Affiliates prior or after the execution of this Contract, including but not limited to information related to their products, plan, proprietary technology, design rights, technical information, technical designs or drawings, commercial secrets, confidential market information and any information relating to their businesses. However, this Article shall not apply to (a) any information in the public domain otherwise than by breach of this Contract; (b) information in the possession of the receiving party before divulgence as aforesaid, and which was not obtained under any obligation of confidentiality; (c) information obtained from a third party who is free to divulge the same, and which is not obtained under any obligation of confidentiality; and (d) information required to be disclosed by applicable law, a judicial order or the rules of a recognised stock exchange.
Article 68 Hai Hua and SES acknowledge and agree that the US Gas Technology Institute (“GTI”) owns and/or controls certain patents, know-how, information and trade secrets (the “Intellectual Property”) relating to GTI gasification technology, which is confidential and which affords GTI and SES an advantage over their competitors which do not have such information, and that GTI has granted SES an exclusive right to such GTI technology, including any improvements and know how, in China. All such Intellectual Property shall remain the sole property of SES and (if applicable) GTI and, except as otherwise licensed hereunder, no license or grant of rights in any of the Intellectual Property is conveyed by SES to the JV Company or Hai Hua or any of its Affiliate or Related Company. Hai Hua agrees that it and its Affiliated and Related companies shall not compete with SES with respect to fluidized bed gasification technology.
Article 69 The JV Company shall, at its own expense, wholly and fully insure itself against fire, lightning, storm, flood, earthquake, other bad weather conditions and other risks that are usually insured against during the construction and operation of the Project. The JV Company shall maintain the validity of all such insurances in order to exempt the JV Company from losses or damages. Any insurance required in connection with the Project shall be purchased from insurance companies registered in China, unless such insurance companies are incapable of providing such coverage. The coverage, insurance amount and insurance period shall be determined by the Board of Directors of the JV Company.
Article 70 Any amendment to this Contract (including the Exhibits hereof) shall be agreed upon by the Parties in writing, and shall come into force upon approval by the original examination and approval authority.

Article 71 During the Term of this Contract, should SES wish to invest in another coal gasification project within Zaozhuang City, Hai Hua shall be given the first right of refusal to invest in up to 25% of the registered capital of such project company. During the Term of this Contract, should Hai Hua wish to invest in another methanol project within Zaozhuang City, SES shall be given the first right of refusal to invest in up to 25% of the registered capital of such project.
Chapter XXIV
Representations, Warranties and Indemnity
Article 72	Each of the Parties represents and warrants to the other Party that:
(1)	it is established under the laws of its country of incorporation with effective legal status and possesses full power and authority to enter into this Contract and to perform its obligations hereunder;

(2)	the execution and performance of the terms of this Contract will not contravene or constitute a default under its constitution documents or any other agreement or document by which it is bound or any law or regulation to which it is subject; and

(3)	on the date of this Contract, it is not subject to any litigation, arbitration or other dispute resolution proceeding, nor is, to the best of its knowledge, any such litigation, arbitration or other dispute resolution proceeding pending against it.
Article 73	Hai Hua represents and warrants to SES that:
(1)	If the Plant is built on land contributed to the JV Company by Hai Hua, that the site of the Plant is suitable for the construction of the Plant and is free from ground, surface water or underground water contamination or other environmental defects that may have a material adverse effect on the JV Company;

(2)	the JV Company will be entitled to import equipment constituting the Plant free from import duties and VAT, and Hai Hua has not done anything, nor is Hai Hua aware of any circumstances, which may adversely affect the JV Company’s entitlement to legally import such equipment without the payment of import duties or VAT; and

(3)	all information represented or disclosed by Hai Hua to SES or SES’s professional advisers, orally or in writing, prior to the date of this Contract in respect of the Project (“Disclosed Information”) does not contain anything which is, or which renders the Disclosed Information, untrue, inaccurate or misleading in any material respect or omits to state any fact the omission of which makes or will make any of the Disclosed Information materially untrue, inaccurate or misleading and all estimates, forecasts and projections and all expressions of opinion contained therein were honestly prepared and made on reasonable grounds after due and careful enquiry by Hai Hua.
SES represents and warrants to Hai Hua that:
(1)	All information represented or disclosed by SES to Hai Hua’s professional advisers, orally or in writing, prior to the date of this Contract in respect of the Project (“Disclosed Information”) does not contain anything which is, or which renders the Disclosed Information, untrue, inaccurate or misleading in any material respect or omits to state any fact the omission of which makes or will make any of the Disclosed Information materially untrue, inaccurate or misleading and all estimates, forecasts and projections and all expressions of opinion contained therein were honestly prepared and made on reasonable grounds after due and careful enquiry by SES;

(2)	On the date of this Contract, SES is not subject to any litigation, arbitration or other dispute resolution proceeding, nor is, to the best of its knowledge, any such litigation, arbitration or other dispute resolution proceeding pending against SES; and

(3)	An Affiliate of SES is the sole and exclusive licensee of the gasification technology to be used by the Project and there are no existing disputes with regards to such rights.
Article 74 A Party in breach of its representations and warranties made in Articles 72 or 73 shall indemnify the other Party (and the JV Company as the case may be) in respect of any loss or damage suffered by the other Party as a result of such breach.
Article 75 The indemnity in Article 74 includes all costs and expenses reasonably incurred in connection with the making and/or enforcement of any claim by the Parties in connection with these indemnities. All payments made by any Party to the other Party pursuant to these indemnities shall be grossed up to offset any applicable taxes or withholding levied thereon.
Chapter XXV
Notices
Article 76 Notices or other communication required to be given by any Party or the JV Company shall be given by registered mail or facsimile to the following addresses or such other addresses as designated by the Parties from time to time:
To Hai Hua:
Address: Shandong Coal & Chemical Company Ltd – No. 68, Linquan Road, Xuecheng District, Zaozhuang City, Shandong Province; Post Code: 277000

To SES:

Address:	Synthesis Energy Systems Investments, Inc, 916 Jin Zhong Building, 680 Zhao Jia Bang Road, Shanghai 200031 China, Post Code: 200031
Fax:	(86-21) 6415-5172
Notices given to Hai Hua by registered mail or facsimile shall be written in Chinese, and notices given to SES by registered mail or facsimile shall be written in English. Notices shall be deemed to have been effectively given under the following circumstances:
(1)	Notices given by personal delivery shall be deemed effective at the time of delivery to the designated address;

(2)	Notices given by registered mail shall be deemed effective on the seventh day after the date on which they were sent by registered airmail, postage prepaid (as indicated by the postmark).

(3)	Notices given by facsimile transmission shall be deemed effective on the first business day (at the location of the recipient) following the date of transmission, if confirmed.
Chapter XXVI
Miscellaneous
Article 77 The definitions given in Exhibit I shall apply to this Contract (including Preamble and exhibits attached hereto).
Article 78 Entire Agreement. This Contract (including all exhibits attached hereto) and the Other Project Documents constitute the entire understanding between the Parties with respect to the subject matter of this Contract and the Other Project Documents and supersede all previous written and oral understandings and agreements with respect to the subject matter; neither Party shall have relied upon any representations or warranties, whether express or implied, other than those made in this Contract.
Article 79 Binding Effect of the Contract: the terms of this Contract shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. The provisions of this Contract, whether express or implied, are not intended to, nor shall give any others any form of rights, interests or remedies hereunder or arising herefrom.
Article 80 Severability. If any provision of this Contract shall be prohibited or become unenforceable in any jurisdiction, such provision shall be invalid within such jurisdiction only to the extent of such prohibition and unenforceability. However, the validity of other provisions shall not be affected.
Article 81 Postponement and Waiver. To the extent permitted by Applicable Laws, the postponement or failure of a Party to exercise any accumulated rights, power or remedies arising as a result of any default by the Other Party hereunder shall not be construed as a waiver to pursue such default or as a tacit consent to such default, and a waiver to pursue any single default shall not be construed as a waiver to pursue other prior or future defaults.
This Contract is executed on 6 July 2006 in Zaozhuang City, Shandong Province, PRC by the legal representatives (or their authorized proxies) of the Parties.

Shandong Hai Hua Coal & Chemical Company Ltd.		Synthesis Energy Systems Investments, Inc.

By:	/s/ Ding Zhongmin	By:	/s/ Donald P. Bunnell
	Name: Ding Zhongmin		Name: Donald P. Bunnell
	Title: Chairman		Title: Authorized Representative

Exhibit I
Definitions
“Affiliate” means any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with a Party. For the purposes of the Contract, control means the direct or indirect ownership of more than 50% of the voting right or interest in such entity.
“Applicable Laws” mean the laws, regulations, provisions, rules of the PRC or any applicable state, provincial or municipal laws, regulations, provisions, rules or any conditions attached to any necessary approvals or consents.
“Articles of Association” means the articles of association of the JV Company.
“Board of Directors” shall assume the meaning assigned to it under Article 21.
“Business Licence” means the business licence of the JV Company to be issued by the local Administration for Industry and Commerce following the signing by the Parties and the approval by COFTEC of this Contract.
“CIETAC” means the China International Economic and Trade Arbitration Commission.
“CIETAC Arbitration Rules” means the arbitration rules for the time being of CIETAC.
“COFTEC” means the local Commission of Foreign Trade and Economic Cooperation of the People’s Republic of China.
“Commercial Operation” has the meaning given to such term in the Tolling Contract.
“Commercial Operation Date of the Plant” has the meaning given to such term in the Tolling Contract.
“Deferred Assets” mean any assets which would in accordance with generally accepted accounting standards in the PRC be considered as deferred assets.
“Disclosed Information” shall assume the meaning assigned to it under Article 73.
“Dispute” has the meaning given in Article 63.
“Distributable Profits” for a given year or half year mean the profits distributable to the Parties hereunder after deduction of the following items from the total revenue of the JV Company in any given year or half year:
(1)	all costs of the JV Company (including but not limited to operating and financing costs);

(2)	all taxes or reserves for taxes payable by the JV Company;

(3)	amount to be credited to the Three Funds of the JV Company.
“Enterprise Expansion Fund” shall assume the meaning as assigned to it in the “Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures”.
“Employee Welfare and Bonus Fund” shall assume the meaning as assigned to it in the “Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures”.
“Fixed Assets” mean any assets which would in accordance with generally accepted accounting standards in the PRC be considered as fixed assets.
“Intangible Assets” mean any assets which would in accordance with generally accepted accounting standards in the PRC be considered as intangible assets.
“Notice of Termination” shall assume the meaning assigned to it under Article 56.

“Other Party” shall assume the meaning assigned to it under Article 14(2).
“Other Project Documents” means the various contracts and agreements in connection with the Project, including but not limited to the construction contract, and the Tolling Contract.
“Ownership Share” means a Party’s share in the registered capital of the JV Company as outlined in Article 10.
“Plant” shall assume the meaning assigned to it under Article 8.
“PRC” or “China” means the People’s Republic of China.
“Pre-operating Expenses” means any expenses which would, in accordance with generally accepted accounting standards in the PRC, be considered as pre-operating expenses.
“Project” shall assume the meaning assigned to it under Article 7.
“Related Company” means any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with a Party. For the purposes of this Contract, control means the direct or indirect ownership of more than 5% of the voting right or interest in such entity.
“Relevant State Agencies” mean the PRC Government, the Shandong Provincial People’s Government, the Zaozhuang City People’s Government, any ministry, department, political sub-division, instrumentality, agency, company, corporation, government undertaking or commission under the direct or indirect control of the PRC Government, the Shandong Provincial People’s Government, the Zaozhuang City People’s Government or any political sub-division of them.
“Reserve Fund” shall assume the meaning as assigned to it in the “Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures”.
“RMB” means the Renminbi, the lawful currency of the PRC.
“SES” means Synthesis Energey Systems Investments, Inc
“Taxation” means all forms of taxation, duties, rates or other impositions of the PRC and without prejudice to the generality of the foregoing includes profits tax, individual income tax, value added tax, import duty, stamp duty. withholding tax, penalty or other liability arising in connection with the imposition or non-payment or delay in payment of such forms of taxation, duties, rates or other impositions.
“Term” shall assume the meaning assigned to it under Article 53.
“Three Funds” mean the Reserve Fund, Employee Welfare and Bonus Fund and Enterprise Expansion Fund of the JV Company.
“Tolling Contract” means the contract for the sale and purchase of synthesis gas and steam, to be entered into between the JV Company and Hai Hua.
“Transferring Party” shall assume the meaning assigned to it under Article 14(2).
“USD” means the United States Dollar, the lawful currency of the United States of America.

Exhibit II
Drawing of Land to be used by the JV Company for the Plant — Allocated Land Use Rights
to be Contributed by Hai Hua to the JV Company

Exhibit III
Schedule of Imported Equipment
The following is a list of equipment the JV Company may import for the Project:
•	Engine-generators sets for compression of gas

•	Air Separation Unit

•	Gasifier external and internal equipment

•	Plant control systems

•	Ultra-fine filter

•	Other equipment